Exhibit 10.1

SERIES A SENIOR PREFERRED STOCK PURCHASE AGREEMENT

This Series A Senior Preferred Stock Purchase Agreement (this “Agreement”) is made as of December 28, 2022, between American Public Education, Inc., a Delaware corporation (the “Corporation”), and those persons set forth under the heading “Investors” on Schedule 1 attached hereto (collectively, the “Investors”).

WHEREAS, the Corporation proposes to issue and sell to the Investors, and the Investors propose to purchase from the Corporation, in each case on the terms and subject to the conditions set forth in this Agreement, 400 shares of Series A Senior Preferred Stock, par value $0.01 per share, of the Corporation, designated as “Series A Preferred Stock” (the “Series A Preferred Stock” and, such shares of Series A Preferred Stock, the “Series A Preferred Shares”) and having the powers, preferences and rights, and the qualifications, limitations and restrictions, as set forth in a certificate of designation (the “Certificate of Designation”) in substantially the form attached hereto as Exhibit A;

WHEREAS, the Corporation intends to use a portion of the proceeds from the issuance and sale of the Series A Preferred Shares to the Investors to repay certain indebtedness of the Corporation and to pay any related fees and expenses; and

WHEREAS, the Series A Preferred Shares are being offered and sold to the Investors, on the terms and subject to the conditions set forth in this Agreement, without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from the registration requirements under the Securities Act.

NOW, THEREFORE, in consideration of, and on the basis of, the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.             PURCHASE AND SALE OF THE SERIES A PREFERRED SHARES

1.1               Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Corporation agrees to issue and sell to the Investors, and each Investor agrees to purchase from the Corporation, the number of Series A Preferred Shares set forth opposite the name of such Investor on Schedule 1 under the heading “Purchased Shares,” for a cash purchase price (the “Purchase Price”) equal to $100,000 per Series A Preferred Share (the foregoing, collectively, the “Sale”).

1.2               Closing. The closing of the Sale (the “Closing”) shall be held remotely via the exchange of documents and signatures on the date hereof, or at such other time and place upon which the Corporation and the Investors shall agree in writing (the date of the Closing under this Agreement is hereinafter referred to as the “Sale Date”).

1.3               Delivery and Payment.

(a)          Promptly after the Closing, the Corporation shall register on the books and records of the Corporation each of the Investors as the owner of, and deliver to each of the Investors evidence of shares in book-entry form representing, the Series A Preferred Shares purchased by such Investor hereunder on the Sale Date.

(b)         Each Investor shall remit or cause to be remitted by wire transfer the amount of funds equal to its Purchase Price on the Sale Date to an account designated by the Corporation.

1.4               Use of Proceeds. $30,000,000 of the proceeds from the issuance of the Series A Preferred Shares, together with cash on the balance sheet of the Corporation and its Restricted Subsidiaries, shall be used to repay and permanently reduce the Term Loans (as defined in the Credit Agreement) outstanding under that certain Credit Agreement, dated as of September 1, 2021, among the Corporation, as borrower, the lenders and issuing banks from time to time party thereto, Macquarie Capital Funding LLC, as administrative agent and collateral agent, and Macquarie Capital (USA) Inc. and Truist Securities, Inc., as joint lead arrangers and joint bookrunners (as in effect on the Sale Date, the “Credit Agreement”), such that, after giving effect to such repayment and permanent reduction, the aggregate amount of Term Loans outstanding does not exceed $100,000,000 (such repayment and permanent reduction, the “Specified Repayment”).   The remaining $10,000,000 of the proceeds from the issuance of the Series A Preferred Shares not used to consummate the Specified Repayment (the “Additional Amount”) will be deposited in a Deposit Account (as such term is defined in the Collateral Agreement (as defined in the Credit Agreement) as in effect on the Sale Date) constituting Collateral (as defined in the Credit Agreement), and such Additional Amount will be used by the Corporation solely for general corporate purposes.

SECTION 2.          REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants to each Investor that, except as set forth on the Disclosure Schedule attached hereto as Exhibit B, which exceptions shall be deemed to be part of the representations and warranties hereunder, the following representations are true and complete as of the Sale Date, except as otherwise indicated.

2.1            Incorporation and Organization.

(a)                     The Corporation is a corporation duly incorporated and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct, operate and carry on its business and operations as currently conducted and as currently proposed to be conducted. The Corporation is qualified to do business in all jurisdictions in which such qualification is required, except in jurisdictions where the failure to be so qualified would not reasonably be expected to (x) have a material adverse effect on the business, results of operations, property or condition (financial or otherwise) of the Corporation and its subsidiaries taken as a whole or (y) enjoin, prevent or materially delay the consummation by the Corporation of the Sale (collectively, a “Material Adverse Effect”).

(b)                     Each subsidiary of the Corporation is duly incorporated and in good standing under the laws of such subsidiary’s state of organization and has the requisite corporate power and authority to conduct, operate and carry on its business and operations as currently conducted and as currently proposed to be conducted. Each subsidiary of the Corporation is qualified to do business in all jurisdictions in which such qualification is required, except in jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(c)                     Except for the Passive Equity Investments set forth in Section 2.1 of the Disclosure Schedule, each subsidiary of the Corporation is a wholly-owned domestic subsidiary of the Corporation, and neither the Corporation nor any subsidiary thereof is a party to, or has any ownership interest in, any joint venture or similar arrangement.

2.2               Issuance and Delivery of Series A Preferred Shares. The Series A Preferred Shares have been duly authorized and, when issued by the Corporation and delivered against payment of the Purchase Price in the Sale, in each case in the manner provided for in, and in compliance with the provisions of, this Agreement, (a) shall be free and clear of any and all liens, security interests, options, claims, encumbrances or restrictions, except for such restrictions as expressly set forth in this Agreement, the Certificate of Designation, or the Corporation’s Fifth Amended and Restated Certificate of Incorporation (the “A&R Charter”) or otherwise imposed by applicable federal or state securities laws or by the Investors, (b) shall have been validly issued, (c) shall be fully paid and non-assessable, (d) assuming the accuracy of the representations and warranties of the Investors in Section 3, shall have been issued in compliance with all applicable federal and state securities laws and (e) shall not have been issued in violation of any preemptive rights.

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2.3               Capital Structure. As of the Closing, the authorized capital stock of the Corporation will consist of 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, consisting of: 400 shares of which are designated as “Series A Senior Preferred Stock”. As of the date hereof, (i) 18,892,791 shares of Common Stock are issued and outstanding, (ii) 137,556 shares of Common Stock are subject to options to purchase, and (iii) 732,549 shares of Common Stock are subject to restricted stock unit awards. As of the Closing, after giving effect to the transactions contemplated by this Agreement, 400 shares of Series A Preferred Stock will be issued and outstanding. Except for this Agreement and as set forth in this Section 2.3, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Corporation is a party obligating the Corporation issue, transfer or sell any shares or other equity interests of the Corporation or securities convertible into or exchangeable for such shares or equity interests of the Corporation.

2.4               Subsidiaries. Each of the Corporation’s subsidiaries are set forth on Section 2.4 of the Disclosure Schedule, together with details regarding the ownership of each subsidiary. Neither the Corporation nor any of its subsidiaries own, directly or indirectly, any equity or equity linked interest of any person except as set forth on Section 2.4 of the Disclosure Schedule.

2.5               Authorization; Validity of Agreement; Corporation Action. The Corporation has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Sale. The execution and delivery by the Corporation of this Agreement and the consummation by the Corporation of the Sale have been duly authorized by requisite corporate action by the Corporation under the Delaware General Corporation Law. No other corporate action or proceeding on the part of the Corporation is necessary for the execution and delivery by the Corporation of this Agreement or the consummation by the Corporation of the Sale, other than the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, which will be filed prior to or substantially concurrently with the Closing. This Agreement has been duly executed and delivered by the Corporation and, assuming due authorization, execution and delivery of this Agreement by the Investors, is a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

2.6               Consents and Approvals. Assuming the accuracy of the representations and warranties of the Investors in Section 3, and except for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and any filings pursuant to applicable state securities laws, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree (collectively, “Consents”) of, any court or any federal, state, local or other governmental or regulatory authority, agency or body, court or arbitrator (each, a “Governmental Authority”) or third party is necessary or required by or with respect to the Corporation for the execution by the Corporation of this Agreement, or the consummation by the Corporation of the Sale.

2.7               No Conflict. None of the execution, delivery or performance by the Corporation of this Agreement nor the consummation by the Corporation of the Sale will conflict with, violate or constitute a breach of or a default under (i) the Corporation’s A&R Charter or Fifth Amended and Restated Bylaws (the “Bylaws”), (ii) any bond, note, loan or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument (collectively, “Applicable Contracts”) to which the Corporation or any of its subsidiaries is a party or by which it is or they are respectively bound, or (iii) any federal, state or local law, or any judgment, decree, rule, regulation, order, writ, determination, award or injunction (collectively, “Applicable Law”) binding upon the Corporation or any of its subsidiaries, except in the case of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No person has participation, preemptive or similar rights applicable to the Sale or the issuance of Series A Preferred Shares contemplated hereunder.

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2.8               No Proceedings. To the Corporation’s knowledge, except as set forth in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2022, Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 filed with the SEC on May 10, 2022, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 filed with the SEC on August 9, 2022 or Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC on November 8, 2022, there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or threatened against the Corporation or any of its subsidiaries by Governmental Authorities or any third party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.9               No Solicitation; No Integration. Neither the Corporation nor any of its subsidiaries, nor any person acting on its or their behalf, (i) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Series A Preferred Shares, (ii) has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Series A Preferred Shares under the Securities Act or (iii) has issued any securities which would be integrated with the sale of the Series A Preferred Shares to the Investors for purposes of the Securities Act, nor will the Corporation or any of its subsidiaries take any action or steps that would require registration of any of the Series A Preferred Shares under the Securities Act or cause the offering of the Series A Preferred Shares to be integrated with other offerings. Assuming the accuracy of the representations and warranties of the Investors in Section 3, the offer and sale of the Series A Preferred Shares by the Corporation to the Investors pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

2.10            Taxes. The Corporation and each of its subsidiaries has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect.

2.11             Employment Matters. No labor problem or dispute with the employees of the Corporation or any of its subsidiaries exists or, to the knowledge of the Corporation, is threatened or imminent, except as would not have a Material Adverse Effect.

2.12             Licenses and Permits. The Corporation and its subsidiaries possess all material licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses as currently conducted, and, except as set forth in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 2, 2022, Quarterly Report on Form 10-Q for the quarters ended March 31, 2022 filed with the SEC on May 10, 2022, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 filed with the SEC on August 9, 2022 or Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 filed with the SEC on November 8, 2022, neither the Corporation nor any of its subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

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2.13            Indebtedness. Immediately following the consummation of the Sale (x) the Corporation shall not have any Indebtedness (as defined herein) other than (i) amounts owed pursuant to the Credit Agreement (as in effect as of such date of determination), (ii) indebtedness that is permitted to be incurred by the Loan Parties and Restricted Subsidiaries under the Credit Agreement, and (iii) the Series A Preferred Shares, and (y) the Corporation’s Subsidiaries shall not have any Indebtedness other than (i) amounts owed pursuant to the Credit Agreement (as in effect as of such date of determination) and (ii) indebtedness that is permitted to be incurred by the Loan Parties and Restricted Subsidiaries under the Credit Agreement.

SECTION 3.              REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors, solely as to itself, represents and warrants to the Corporation as follows as of the Sale Date:

3.1               Authority; Validity of Agreement; Investors Action. Such Investor has all requisite power and authority to execute and deliver this Agreement and to consummate the Sale. Such Investor is duly incorporated and in good standing under the laws of the state of its incorporation. The execution and delivery by each Investor of this Agreement and the consummation by each Investor of the Sale have been duly authorized by requisite corporate action by each Investor. Such Investor has taken all requisite action to, and no other action or proceeding on the part of such Investor is necessary for, the execution and delivery by such Investor of this Agreement or consummation by such Investor of the Sale. This Agreement has been duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement by the Corporation and the other Investors, is a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

3.2               Consents and Approvals. No filing with, or Consent of any Governmental Authority or third party is necessary or required by or with respect to such Investor for the execution by such Investor of this Agreement or the consummation by such Investor of the Sale.

3.3               No Conflict. None of the execution, delivery or performance by such Investor of this Agreement nor the consummation by such Investor of the Sale will conflict with, violate or constitute a breach of or a default under (i) such Investor’s or any of its subsidiaries’ organizational documents, (ii) any Applicable Contract or (iii) any Applicable Law binding upon such Investor or any of its subsidiaries, except in the case of clauses (ii) (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to enjoin, prevent or delay the consummation by such Investor of the Sale.

3.4               No Proceedings. To the knowledge of each Investor there is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding pending or threatened against such Investor or any of its subsidiaries by Governmental Authorities or any third party that would reasonably be expected, individually or in the aggregate, to enjoin, prevent or materially delay the consummation by such Investor of the Sale.

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3.5               Investment Representations.

(a)       Such Investor (i) is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act), (ii) is purchasing the Series A Preferred Shares for its own account or for one or more separate accounts maintained by it for the benefit of one or more other accredited investors and not with a view to the distribution thereof, provided that the disposition of such Investor’s property shall at all times be within such Investor’s control, (iii) has no present intention of selling, granting any participation in, or otherwise distributing the Series A Preferred Shares in violation of law, (iv) understands that the Series A Preferred Shares have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and acknowledges that the Corporation is not required to register the Series A Preferred Shares, (v) will not sell, transfer or otherwise dispose of the Series A Preferred Shares or any interest therein except in compliance with the terms of the Certificate of Designation, the A&R Charter, and the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an applicable exemption therefrom, (vi) is knowledgeable with respect to the Corporation and its subsidiaries, and their respective conditions (financial and otherwise), results of operations, businesses, properties, assets, liabilities, plans, management, financing and prospects, (vii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Shares and of making an informed investment decision and has so evaluated the merits and risks of such investment and without reliance upon the Corporation, its subsidiaries or affiliates or any other person made its own analysis and decision to consummate the Sale, and (viii) recognizes that an investment in the Series A Preferred Shares involves a high degree of risk, including a risk of total loss of such Investor’s investment, and is able to bear the economic risk of an investment in the Series A Preferred Shares, including holding them for an indefinite period, and is able to afford a complete loss of such investment.

(b)          Such Investor has conducted its own independent investigation, review and analysis of the business, finances and operations of the Corporation and its subsidiaries and the offer and sale of the Series A Preferred Shares. Such Investor and its advisors, if any, have been furnished with all materials that have been requested by such Investor relating to the business, finances and operations of the Corporation and its subsidiaries and relating to the offer and sale of the Series A Preferred Shares. Such Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Corporation and its subsidiaries and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect such Investor’s right to rely on the representations and warranties of the Corporation contained herein.

(c)          Such Investor understands that the Series A Preferred Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Series A Preferred Shares.  Prior to the applicable Closing, such Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby and thereby and such Investor is not (i) an officer or director of the Corporation or any of its subsidiaries, (ii) an “affiliate” of the Corporation or any of its subsidiaries (as defined in Rule 144) or (iii) a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)).”

(d)         The purchase of Series A Preferred Shares by such Investor has not been solicited by or through anyone other than the Corporation or its affiliates, such Investor’s affiliates or such Investor’s investment adviser.

(e)          Such Investor will have sufficient immediately available funds in cash to pay its Purchase Price as set forth in Schedule 1 at the Closing.

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(f)          Such Investor acknowledges that the offer, sale and issuance of the Series A Preferred Shares have not been, and will not be, registered under the Securities Act or under any state securities laws by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of such Investor’s investment intent and the accuracy of such Investor’s representations as expressed herein. Prior to the Closing, such Investor shall promptly notify the Corporation in writing of any changes in the information set forth in this Agreement with respect to such Investor.

(g)         Such Investor understands that nothing in this Agreement or any other materials presented to such Investor in connection with the Sale constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax, accounting and investment advisors as it, in its sole discretion, has deemed to be necessary or appropriate in connection with its purchase of the Series A Preferred Shares, and it relies solely on such advisors and not on any statements or representations of the Corporation or any of the Corporation’s agents or representatives with respect to such legal, tax, accounting and investment consequences. Such Investor understands that it, and not the Corporation, shall be responsible for its own tax liability that may arise as a result of the Sale.

3.6               Brokers. Such Investor has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

3.7               No Other Corporation Representations or Warranties.  Such Investor acknowledges and agrees that neither the Corporation nor any of its subsidiaries makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

SECTION 4.              CONDITIONS TO CLOSING

4.1               Conditions to the Investors’ Obligations. The obligations of each Investor to consummate the Sale on the Sale Date shall be subject to the satisfaction, or waiver by such Investor, of each of the following conditions:

(a)          No Material Adverse Effect. There shall not have occurred a Material Adverse Effect since September 30, 2022.

(b)         No Injunctions or Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority and no Applicable Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of the Sale.

(c)         Representations and Warranties. The representations and warranties of the Corporation set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the Sale Date as though made on and as of the Sale Date, in each case, except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(d)          Performance of Obligations of Corporation. The Corporation shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Sale Date.

(e)          Filing of Certificate of Designation. The Corporation shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

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(f)          No Other Shares. Other than with respect to the Series A Preferred Shares to be issued pursuant to this Agreement, the Corporation shall not have previously issued any equity that is senior to or pari passu with the Series A Preferred Shares, nor shall it have agreed, committed or bound itself to issue any equity that is senior to or pari passu with the Series A Preferred Shares.

(g)          Notice of Repayment. The Corporation shall have delivered an irrevocable notice of repayment and permanent reduction of the Term Loans in accordance with the terms of the Credit Agreement providing for the Specified Repayment (as defined above) to occur on or prior to December 31, 2022; provided that such notice of repayment may be conditioned on the consummation of the Closing.

(h)          No Defaults. No default or event of default shall have occurred and be continuing under any of the Corporation’s or its subsidiaries’ credit facilities (including without limitation, the Credit Agreement), as of the Sale Date, and no default or event of default under such credit facilities will occur immediately following the Sale as a result of the transactions contemplated hereby.

4.2               Conditions to the Corporation’s Obligations. The obligations of the Corporation to consummate the Sale on the Sale Date shall be subject to the satisfaction, or waiver by the Corporation, of each of the following conditions:

(a)          Closing Deliveries. Each Investor shall have remitted or caused to be remitted by wire transfer the amount of funds equal to its Purchase Price to an account designated by the Corporation on or prior to the Sale Date pursuant to Section 1.3(b).

(b)          No Injunctions or Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority and no Applicable Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of such Sale.

(c)          Representations and Warranties. The representations and warranties of each Investor set forth in this Agreement shall be true and correct in all material respects as of the Sale Date as though made on and as of the Sale Date.

(d)          Performance of Obligations of the Investors. Each Investor shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Sale Date.

SECTION 5.              COVENANTS

5.1               Transferability of Series A Preferred Shares. The Series A Preferred Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom. Subject to compliance with the foregoing securities laws, the Series A Preferred Shares shall be freely transferable without consent, cost or expense.

5.2               Post-Issuance Covenants. Following the Closing, for so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall comply with, and shall cause each of its subsidiaries to comply with, each of the covenants set forth on Annex A hereto.

5.3               Debt Repayment. By no later than December 31, 2022, the Corporation shall use approximately $30,000,000 of the proceeds from the Sale, together with cash on the balance sheet of the Corporation and its restricted subsidiaries, to make the Specified Repayment.  Immediately upon receipt of the Additional Amount on the Sale Date, the Additional Amount will be deposited in a Deposit Account (as such term is defined in the Collateral Agreement (as defined in the Credit Agreement) as in effect on the Sale Date) constituting Collateral (as defined in the Credit Agreement), and will thereafter be used by the Corporation solely for general corporate purposes.

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5.4               Legends. The certificates representing the Series A Preferred Shares except as set forth below, shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT AND THE SELLER PROVIDES REASONABLE ASSURANCE THAT THE SECURITIES CAN BE SOLD PURSUANT TO SUCH RULE.

The legend set forth above shall be removed and the Corporation shall issue new stock certificates to the holder of such Series A Preferred Shares if (i) such Securities are registered for resale under the 1933 Act, or (ii) in connection with a sale, assignment or other transfer, such holder provides the Corporation with an opinion of counsel reasonably acceptable to the Corporation (with White & Case LLP deemed reasonably acceptable to the Corporation) in a form reasonably acceptable to the Corporation, to the effect that such sale, assignment or transfer of Series A Preferred Shares may be made without registration under the applicable requirements of the 1933 Act.

SECTION 6.              TERMINATION

6.1               Termination by the Investors or the Corporation. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of the Investors and the Corporation;

(b)          by either party if the Closing has not occurred on the date hereof;

(c)          by the Corporation (i) upon the failure of the Investors to perform or comply in all material respects with any of their respective covenants or agreements contained in this Agreement which are to be performed or complied with by the Investors on or prior to the Sale Date or (ii) if any representation or warranty of the Investors contained in this Agreement shall not have been true and correct in all material respects as of the time at which such representation or warranty was made; or

(d)          by the Investors (i) upon the failure of the Corporation to perform or comply in all material respects with any of its covenants or agreements contained in this Agreement which are to be performed or complied with by the Corporation on or prior to the Sale Date or (ii) if any representation or warranty of the Corporation contained in this Agreement shall not have been true and correct in all material respects (disregarding all qualifications or limitations as to materiality or a Material Adverse Effect) as of the time at which such representation or warranty was made.

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SECTION 7.              MISCELLANEOUS

7.1               Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing for twenty-four (24) months after the Sale Date; provided, however that (a) the Corporation’s representations and warranties set forth in Sections 2.1, 2.2, 2.5, 2.7(i) and 2.7(iii) and (b) the Investors’ representations and warranties set forth in Sections 3.1, 3.3 and 3.5(a)(i) shall survive the Closing for a period of six (6) months following the expiration of any applicable statute of limitations (including any extension thereof). All covenants contained in this Agreement shall survive in accordance with their terms. In addition, Section 7.5 shall survive any termination of this Agreement.

7.2               Notices. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (a) when personally delivered or given by email, (b) one business day after a writing is delivered to a national overnight courier service or (c) three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, in each case, addressed as set forth on the signature page hereto (or at such other address for a party as shall be specified by like notice).

7.3               Amendments and Waivers. No modifications or amendments to, or waivers of, any provision of this Agreement may be made, except pursuant to a document signed by the Corporation and each of the Investors.

7.4               Interpretation. When a reference is made in this Agreement to Sections, paragraphs, clauses or Schedules, such reference shall be to a Section, paragraph, clause or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. The words “hereof,” “herein,” “herewith,” “hereby” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Capitalized terms used herein that are not otherwise defined herein are defined as set forth in Annex A or in the Certificate of Designation, as applicable.

7.5               Fee and Expenses. The Corporation shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement and the Sale. In addition, the Corporation shall pay, at the Closing or upon earlier termination of this Agreement, all reasonable legal and other related out-of-pocket expenses incurred by the Investors in connection with the negotiation, execution and delivery of this Agreement and the Sale; provided, however, that in the event this Agreement is terminated prior to the Closing, the out-of-pocket legal expenses incurred by the Investors shall be limited to those of White & Case LLP, their legal counsel.

7.6               Further Assurances. Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Sale.

7.7               No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

7.8               Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors of each of the parties hereto. Notwithstanding the foregoing, neither the Investors nor the Corporation shall assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the Corporation and the Investors, respectively; provided, however, that (i) any Investor may assign its rights and obligations hereunder to another fund or investment vehicle under common control with such Investor without the consent of (but with prior written notice to) the Corporation; provided, that no such assignment shall relieve the assigning party of any obligations under this Agreement and (ii) following the Sale Date, any Investor may proportionately assign its rights and obligations hereunder to any person acquiring Series A Preferred Shares from such Investor without the consent of (but with prior written notice to) the Corporation.

10

7.9               Entire Agreement. This Agreement, together with the Certificate of Designation, the A&R Charter and the Bylaws of the Corporation constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior documents, agreements and understandings, both written and verbal, among the parties with respect to the subject matter hereof and the Sale.

7.10           Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof; provided that if such provision may not be so modified, such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

7.11           GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY ACTION BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANOTHER PARTY TO THIS AGREEMENT CONCERNING THIS AGREEMENT OR THE SALE SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK. THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. THE PARTIES EXECUTING THIS AGREEMENT AGREE TO SUBMIT TO THE IN PERSONAM JURISDICTION OF SUCH COURTS AND HEREBY IRREVOCABLY WAIVE TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

7.12           Counterparts. This Agreement may be executed in one or more counterparts, including electronic pdf file, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

(signature page follows)

11

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Richard W. Sunderland, Jr.
Name:	Richard W. Sunderland, Jr.
Title:	Executive Vice President and Chief Financial Officer

Address:
111 West Congress Street
Charles Town, WV 25414
Attention:	Richard W. Sunderland, Jr.
Thomas Beckett
Email:	*****

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Suite 100
Baltimore, MD 21202
Attention:	William Intner
Les Reese
Email:	william.intner@hoganlovells.com
leslie.reese@hoganlovells.com

[Signature Page to Series A Senior Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

REDWOOD MASTER FUND, LTD., as an Investor
By: Redwood Capital Management, LLC
Its: Investment Manager

By:	/s/ Ruben Kliksberg
Name:	Ruben Kliksberg
Title:	Chief Executive Officer

Address:

c/o Redwood Capital Management, LLC
250 W 55th Street
26th Floor
New York, NY 10019
Attention: Vishal Chanani and Ruben Kliksberg
Email: *****

with a copy (which shall not constitute notice) to:

White & Case LLP
75 State Street
Boston, MA 02109
Attention: Vincenzo Lucibello
Email: vincenzo.lucibello@whitecase.com

[Signature Page to Series A Senior Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

REDWOOD DRAWDOWN MASTER FUND III, LP., as an Investor
By: Redwood Capital Management, LLC
Its: Investment Manager

By:	/s/ Ruben Kliksberg
Name:	Ruben Kliksberg
Title:	Chief Executive Officer

Address:

c/o Redwood Capital Management, LLC
250 W 55th Street
26th Floor
New York, NY 10019
Attention: Vishal Chanani and Ruben Kliksberg
Email: *****

with a copy (which shall not constitute notice) to:

White & Case LLP
75 State Street
Boston, MA 02109
Attention: Vincenzo Lucibello
Email: vincenzo.lucibello@whitecase.com

[Signature Page to Series A Senior Preferred Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MSD SIF HOLDINGS II, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Authorized Signatory

MSD SPECIAL INVESTMENTS FUND II, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Authorized Signatory

Address:

1 Vanderbilt Avenue
26th Floor
New York, NY 10017
Attention: Marcello Liguori
Email: *****

with a copy (which shall not constitute notice) to:

White & Case LLP 75 State Street Boston, MA 02109 Attention: Vincenzo Lucibello Email: vincenzo.lucibello@whitecase.com

[Signature Page to Series A Senior Preferred Stock Purchase Agreement]

Schedule 1

Schedule of Purchasers

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit A

Certificate of Designation

CERTIFICATE OF DESIGNATION
OF
SERIES A SENIOR PREFERRED STOCK
OF
AMERICAN PUBLIC EDUCATION, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), American Public Education, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Fifth Amended and Restated Certificate of Incorporation of the Corporation (as amended, restated, supplemented, or otherwise modified from time to time, the “Certificate of Incorporation”) and the DGCL authorizes the issuance of 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation, issuable from time to time in one or more series, and authorizes the Board of Directors (the “Board”) of the Corporation, subject to the limitations under applicable Delaware law, to (i) establish from time to time the number of shares to be included in each such series, (ii) fix the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, (iii) fix the qualifications, limitations or restrictions thereof and (iv) issue shares of Preferred Stock, in each case without any stockholder vote; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide authority for the Corporation to issue and designate 400 shares of the Preferred Stock to be known as “Series A Senior Preferred Stock” (the “Series A Preferred Shares”) and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions, and limitations of such Series A Preferred Shares as follows:

Section 1.        General Matters; Ranking.

Each Series A Preferred Share shall be identical in all respects to every other Series A Preferred Share. The Series A Preferred Shares, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank senior to any Junior Securities.

Section 2.        Standard Definitions.

As used herein with respect to the Series A Preferred Shares:

“Available Tenor” means, as of any date of determination and with respect to the then-current Dividend Benchmark, as applicable, any payment period for Dividends calculated with reference to such Dividend Benchmark (or component thereof) that is or may be used for determining any frequency of making dividend payments calculated with reference to such Dividend Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Dividend Benchmark that is then-removed from the definition of “Dividend Period” pursuant to this Section 2.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended or restated from time to time in accordance with the Protective Provisions (as defined herein).

“Change of Control Transaction” means the occurrence, after the Initial Issue Date, of either of the following:

(a)                the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to any Person, but excluding any employee benefit plan of the Corporation or any of its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan; or

(b)                the Corporation becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger, arrangement, amalgamation or consolidation) the result of which is that any Person, other than any employee benefit plan of the Corporation or any of its subsidiaries, or any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares.

The term “close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Credit Agreement” has the meaning set forth in the Purchase Agreement.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Dividend Benchmark Replacement, any technical, administrative or operational changes that the Required SOFR Holders decide may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Required SOFR Holders in a manner substantially consistent with market practice (or, if the Required SOFR Holders decide that adoption of any portion of such market practice is not administratively feasible or if the Required SOFR Holders determine that no market practice for the administration of any such rate exists, in such other manner of administration as the Required SOFR Holders decide is reasonably necessary in connection with the Series A Preferred Shares).

“Default” means the occurrence of a Non-Compliance Event, Trigger Event, or Liquidation Event.

“Dividend Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Dividend Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Dividend Benchmark, then “Dividend Benchmark” means the applicable Dividend Benchmark Replacement to the extent that such Dividend Benchmark Replacement has replaced such prior Dividend Benchmark rate pursuant to Section 3.06(a).

“Dividend Benchmark Replacement” means, with respect to any Dividend Benchmark Transition Event, the sum of: (a) the alternate Dividend Benchmark rate that has been selected by the Required SOFR Holders giving due consideration to (i) any selection or recommendation of a replacement Dividend Benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a Dividend Benchmark rate as a replacement to the then-current Dividend Benchmark at such time and (b) the related Dividend Benchmark Replacement Adjustment; provided that, if such Dividend Benchmark Replacement as so determined would be less than the SOFR Floor, such Dividend Benchmark Replacement will be deemed to be the SOFR Floor.

“Dividend Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Dividend Benchmark with an Unadjusted Dividend Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Required SOFR Holders after giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Dividend Benchmark with the applicable Unadjusted Dividend Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Dividend Benchmark with the applicable Unadjusted Dividend Benchmark Replacement at such time.

“Dividend Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Dividend Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Dividend Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Dividend Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Dividend Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Dividend Benchmark Transition Event,” the first date on which such Dividend Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Dividend Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Dividend Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Dividend Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Dividend Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Dividend Benchmark (or the published component used in the calculation thereof).

“Dividend Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Dividend Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Dividend Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Dividend Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Dividend Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Dividend Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Dividend Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Dividend Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Dividend Benchmark (or such component), which states that the administrator of such Dividend Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Dividend Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Dividend Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Dividend Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Dividend Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Dividend Benchmark Transition Event” will be deemed to have occurred with respect to any Dividend Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Dividend Benchmark (or the published component used in the calculation thereof).

“Dividend Benchmark Transition Start Date” means, in the case of a Dividend Benchmark Transition Event, the earlier of (a) the applicable Dividend Benchmark Replacement Date and (b) if such Dividend Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Dividend Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Dividend Benchmark Replacement Date has occurred if, at such time, no Dividend Benchmark Replacement has replaced the then-current Dividend Benchmark for all purposes hereunder in accordance with Section 3.06 and (b) ending at the time that a Dividend Benchmark Replacement has replaced the then-current Dividend Benchmark for all purposes hereunder in accordance with Section 3.06.

“Dividend Payment Date” means the last day of each Dividend Period and, in the case of any Dividend Period of more than three months’ duration, each day prior to the last day of such Dividend Period that occurs at three-month intervals after the first day of such Dividend Period.

“Dividend Period” means the period commencing on the Initial Issuance Date and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable written request from the Corporation, and each subsequent continuation period ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter; provided that (i) if any Dividend Period would end on a day other than a Business Day, such Dividend Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Dividend Period shall end on the next preceding Business Day, (ii) any Dividend Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Dividend Period) shall end on the last Business Day of the last calendar month of such Dividend Period, and (iii) no tenor that has been removed from this definition pursuant to Section 3.06 shall be available for specification in such written election from the Corporation.

“Early Premium Amount” means (i) if a Default or a redemption of shares of Series A Preferred Stock occurs at any time prior to the First Increase Date, an amount per share equal to (A) the Make Whole Payment plus (B) (y) 50% of the Initial Dividend Rate multiplied by (z) the Series A Liquidation Preference calculated at the time of such Default or redemption; (ii) if a Default or a redemption of shares of Series A Preferred Stock occurs at any time on or after the First Increase Date but prior to June 28, 2026, an amount per share equal to (A) 50% of the Initial Dividend Rate multiplied by (B) the Series A Liquidation Preference calculated at the time of such Default or redemption; (iii) if a Default or a redemption of shares of Series A Preferred Stock occurs at any time on or after June 28, 2026 but prior to June 28, 2027, an amount per share equal to (A) 25% of the Initial Dividend Rate multiplied by (B) the Series A Liquidation Preference calculated at the time of such Default or redemption; and (iv) if a Default or a redemption of shares of Series A Preferred Stock occurs at any time on or after June 28, 2027, an amount per share equal to $0.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“First Increase Date” shall have the meaning set forth in Section 3.03(a).

“Holder” means each Person in whose name any Series A Preferred Share is registered, who shall be treated by the Corporation and the Registrar as the absolute owner of such share of the Series A Preferred Shares for the purpose of making payment and for all other purposes.

“Initial Issue Date” means December 28, 2022, the original issue date of the Series A Preferred Shares.

“Insolvency Event” means (i) the filing by the Corporation of a voluntary petition seeking the dissolution or winding-up of the Corporation under any bankruptcy, insolvency or analogous laws or the consent by the Corporation to the filing of any petition for the appointment of a receiver, trustee, conservator or custodian for the Corporation; (ii) the institution of an involuntary bankruptcy, insolvency, reorganization, liquidation or similar proceeding against the Corporation which has not been dismissed; or (iii) the Corporation becomes unable to pay its debts generally as they become due, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing.

“Junior Securities” means any classes or series of Common Stock and any other equity security of the Corporation other than any equity securities that are Series A Preferred Shares.

“Liquidation Event” means a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

“Make Whole Payment” means, as of any date of determination, an amount equal to the present value as at such date (computed using a discount rate equal to the Treasury Rate as of the date of such prepayment plus 50 basis points and discounting in accordance with accepted financial practice applying the discount rate on a quarterly basis) equal to the amount of dividends that would accrue in respect of the Series A Preferred Stock from the date of determination through the First Increase Date on the aggregate Series A Liquidation Preference of the shares of Series A Preferred Stock subject to a Make Whole Payment. For purposes of this definition, the Make-Whole Amount shall be calculated using the Series A Dividend Rate in effect as of the date of such prepayment for the Series A Preferred Shares so prepaid.

“Non-Compliance Event” means (i) the Corporation’s failure to make a full dividend payment (based on the then-current Series A Dividend Rate) to the holders of Series A Preferred Stock on each Dividend Payment Date or (ii) any breach by the Corporation or a failure to perform or observe by the Corporation any of the material terms, privileges, powers, preferences or other rights of the Series A Preferred Stock as set forth in this Certificate of Designation or the Purchase Agreement.

“Parity Securities” means any equity security of the Corporation issued after the Initial Issue Date with terms specifically providing that such equity security ranks on a parity with the Series A Preferred Shares with respect to rights to the payment of dividends and/or distributions upon the liquidation, winding-up and dissolution of the Corporation’s affairs, as applicable.

“Paying Agent” initially means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed paying agent for the Series A Preferred Shares and any successor appointed under Section 7.03.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” means the preferred stock of the Corporation.

“Purchase Agreement” means that certain Series A Senior Preferred Stock Purchase Agreement dated on or about December 28, 2022.

“Registrar” initially means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed registrar for the Series A Preferred Shares, and any successor appointed under Section 7.03.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Period” shall mean, with respect to any date of determination, the period from such date to the First Increase Date.

“Required SOFR Holders” means, as of any date of determination, the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

“Series A Issue Price” means $100,000 for each share of Series A Preferred Stock.

“Series A Liquidation Preference” means the sum of (i) the Series A Issue Price per share of Series A Preferred Stock, plus (ii) all accrued and unpaid dividends (whether or not declared) on each share of Series A Preferred Stock to the date of the redemption, payment in connection with a Liquidation Event, or payment as a result of a Default or other event triggering the payment of the Early Premium Amount.

“Series A Preferred Shares” shall have the meaning set forth in the recitals hereto.

“Series A Redemption Price” shall mean for each share of Series A Preferred Stock (i) the Series A Liquidation Preference, plus (ii) the Early Premium Amount.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” means a rate of interest equal to 3.75%.

“Term SOFR” means, for any calculation of the Dividends, the Term SOFR Reference Rate for a tenor comparable to the applicable Dividend Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Dividend Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Dividend Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Daily Simple SOFR shall be used; provided, further, that if Term SOFR determined as provided above shall ever be less than the SOFR Floor, then Term SOFR shall be deemed to be the SOFR Floor. “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Required SOFR Holders in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR”; provided that if the Required SOFR Holders decide that any such convention is not administratively feasible, then the Required SOFR Holders may establish another convention in its reasonable discretion.

“Term SOFR Administrator” means CME Group Dividend Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Required SOFR Holders in their reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transfer Agent” shall initially mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for the Series A Preferred Shares, and any successor appointed under Section 7.03.

“Treasury Rate” shall mean on the date of determination, the yield to maturity as of such date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two (2) Business Days prior to such date (or, if such statistical release is no longer published, any publicly available source of similar market data)) for the maturity corresponding to the Remaining Period (if no maturity is within three months before or after the Remaining Period, yields for the two published maturities most closely corresponding to the Remaining Period shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month). The Treasury Rate (and, for the avoidance of doubt, the Make Whole Payment, and the Early Premium) shall be calculated (i) on the third (3rd) Business Day preceding any optional redemption, or (ii) on and as of the date of a Default, as applicable.

“Trigger Event” shall mean the occurrence of any (a) Change of Control Transaction, (b) Insolvency Event or (c) acceleration of payments under any of the Credit Facilities.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 3.         Dividends.

3.01           General Obligation. The holders of the Series A Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board, out of funds legally available therefor, cumulative preferential dividends from the date of issuance accruing at the rate per share per annum equal to the then-applicable Series A Dividend Rate on the Series A Issue Price of each share of Series A Preferred Stock (each a “Series A Share” and, collectively, the “Series A Shares”). Dividends on the Series A Preferred Stock shall accrue daily, and shall be computed on the basis of the actual days elapsed in a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock shall accrue whether or not declared, whether or not the Corporation has earnings or profits and whether or not there are funds legally available for the payment of such dividends. Dividends on the Series A Preferred Stock shall be paid in cash on each Dividend Payment Date for the prior Dividend Period.

3.02           Preferential Payments to Holders of Series A Preferred Stock. Without the consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (the “Required Holders”), and in addition to (and not in replacement or lieu of) any consent requirements provided in Section 6.02 of this Certificate of Designation (including, without limitation, those actions requiring the consent of the Required Holders as set forth in Annex A of the Purchase Agreement): (i) no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of capital stock of the Corporation other than a dividend (A) payable solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities, (B) payable to the holders of the Series A Preferred Stock in respect of their shares thereof, or (C) payable in the ordinary course of business for tax distributions, or ministerial and administrative costs and expenses directly attributable to the ownership of its Restricted Subsidiaries and the maintenance of the good standing of its Restricted Subsidiaries; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of capital stock of the Corporation other than Series A Preferred Stock; (iii) no capital stock of the Corporation other than Series A Preferred Stock shall be purchased, redeemed or otherwise acquired or retired for value by the Corporation or any of its Subsidiaries (except for an aggregate amount of up to $30,000,000 of the Corporation’s common stock may be repurchased (the “Equity Buyback Basket”); provided such repurchase is made in accordance with the terms and conditions set forth in Section 6.07(a)(v) of the Credit Agreement; provided, further, that the Equity Buyback Basket shall be immediately reduced to zero ($0) upon the occurrence of a Default and shall remain at zero ($0) until such Default has been cured to the satisfaction of the Required Holders); (iv) no warrants, rights, calls or options to purchase any capital stock of the Corporation other than Series A Preferred Stock shall be directly or indirectly purchased by the Corporation or any of its Subsidiaries; and (v) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of capital stock of the Corporation other than Series A Preferred Stock by the Corporation or any of its Subsidiaries.

3.03           Series A Dividend Rate. The “Series A Dividend Rate” shall mean a rate equal to Term SOFR + 10.00% (such initial rate, the “Initial Dividend Rate”), subject to the following adjustments:

(a)                     On the thirty (30) month anniversary of the Initial Issue Date (the “First Increase Date”), the Series A Dividend Rate shall increase by 2.00% per annum;

(b)                     On October 1, 2025 and the first day of each fiscal quarter thereafter (i.e., January 1, April 1, July 1 and October 1), the Series A Dividend Rate shall further increase by 0.5% per annum; and

(c)                     Upon the occurrence of a Default, the Series A Dividend Rate shall immediately increase by 6.00% per annum. Such increase shall continue until such time as there is no longer any Default in existence and continuing, in each case, subject to reinstatement upon the occurrence of a subsequent Default.

(d)                     Other than pursuant to an increase to the Series A Dividend Rate in accordance with Section 3.03(c), in no event shall the Series A Dividend Rate exceed Term SOFR + 25.00%.

3.04           RESERVED.

3.05           Series A Special Dividend. In addition to the cumulative preferential dividends set forth in Section 3.01, upon the occurrence of a Default, a special dividend equal to the applicable Early Premium Amount will immediately become due and payable in cash (a “Series A Special Dividend”). A Series A Special Dividend shall accrue whether or not declared, whether or not the Corporation has earnings or profits and whether or not there are funds legally available for the payment of such dividend.

3.06           SOFR. The Holders do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Dividend Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Dividend Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Dividend Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Holders and their respective affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Dividend Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Corporation. The Required SOFR Holders may select information sources or services in their reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, or any other Dividend Benchmark, and shall have no liability to the Corporation or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

3.07           Dividend Benchmark Replacement.

(a)                     Upon the occurrence of a Dividend Benchmark Transition Event, the Required SOFR Holders may, upon written notice to the Corporation, replace the then-current Dividend Benchmark with a Dividend Benchmark Replacement. No replacement of a Dividend Benchmark with a Dividend Benchmark Replacement pursuant to this Section 3.07(a)(i) will occur prior to the applicable Dividend Benchmark Transition Start Date.

(b)                     Dividend Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Dividend Benchmark Replacement, the Required SOFR Holders will have the right to make Conforming Changes from time to time.

(c)                     Notices; Standards for Decisions and Determinations. The Required SOFR Holders will promptly notify the Corporation of (i) the implementation of any Dividend Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Dividend Benchmark Replacement. The Required SOFR Holders will notify the Corporation of (x) the removal or reinstatement of any tenor of a Dividend Benchmark pursuant to Section 3.07(d) and (y) the commencement of any Dividend Benchmark Unavailability Period. Any determination, decision or election that may be made by the Required SOFR Holders pursuant to this Section 3.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Certificate of Designation, except, in each case, as expressly required pursuant to this Section 3.07.

(d)                     Unavailability of Tenor of Dividend Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Dividend Benchmark Replacement), (i) if the then-current Dividend Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Dividend Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Required SOFR Holders in their reasonable discretion or (B) the regulatory supervisor for the administrator of such Dividend Benchmark has provided a public statement or publication of information announcing that any tenor for such Dividend Benchmark is not or will not be representative, then the Required SOFR Holders may modify the definition of “Dividend Period” (or any similar or analogous definition) for any Dividend Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Dividend Benchmark (including a Dividend Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Dividend Benchmark (including a Dividend Benchmark Replacement), then the Required SOFR Holders may modify the definition of “Dividend Period” (or any similar or analogous definition) for all Dividend Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)                     Dividend Benchmark Unavailability Period. Upon the Corporation’s receipt of notice of the commencement of a Dividend Benchmark Unavailability Period, the Corporation may revoke any pending request for the continuation of a Dividend Period during any Dividend Benchmark Unavailability Period.

Section 4.         Liquidation Preference.

4.01           Liquidation Preference. In the event of any Liquidation Event, each holder of the shares of Series A Preferred Stock shall be entitled in respect of each such share of Series A Preferred Stock to payment in cash of a per share amount equal to the Series A Redemption Price before any distribution or payment is made on any Junior Securities, including, without limitation, Common Stock. After payment in full of the Series A Redemption Price to which holders of Series A Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation.

Section 5.         Redemptions.

5.01           Optional Redemption. Shares of Series A Preferred Stock may be redeemed pro rata (unless otherwise agreed upon in writing by each holder of Series A Preferred Stock), pursuant to Section 5.05, in whole or in part by the Corporation out of funds legally available therefor at any date after the date hereof (such date, the “Series A Redemption Date”) at an amount per share equal to the applicable Series A Redemption Price.

5.02           Series A Redemption Notice. The Corporation shall give written notice of a redemption pursuant to Section 5.01 (such notice, the “Series A Redemption Notice”) to each holder of record of Series A Preferred Stock not less than ten (10) days and not more than sixty (60) days prior to the Series A Redemption Date. Such Series A Redemption Notice shall state:

(a)                     the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice;

(b)                     the Series A Redemption Date and the Series A Redemption Price (including a detailed calculation of the Series A Redemption Price); and

(c)                     that the holder is to surrender to the Corporation, in the manner and the place reasonably designated by the Corporation, his, her or its certificates representing the shares of Series A Preferred Stock to be redeemed.

5.03           Surrender of Certificates; Payment. On or before the Series A Redemption Date, each holder of outstanding Series A Preferred Stock shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement (without bond) reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place reasonably designated by the Corporation, and thereupon the Series A Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If fewer than all shares represented by any such certificate are not redeemed, the Corporation shall issue a new certificate to the holder thereof representing the shares not so redeemed.

5.04           Rights Subsequent to Redemption. If on the Series A Redemption Date the Series A Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such date is paid or tendered for payment or irrevocably deposited with the Paying Agent (or if the Corporation is acting as its own Paying Agent segregated and held in trust) so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after the Series A Redemption Date and all rights with respect to such shares shall forthwith after such Series A Redemption Date shall terminate, except the right of the holders to receive the Series A Redemption Price without interest upon surrender of their certificate or certificates therefor.

5.05           Pro Rata Redemption. In the event that at any time fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 5, the redemption shall be made pro rata among all holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by them, unless otherwise agreed upon by each holder of Series A Preferred Stock.

Section 6.         Voting Rights.

6.01           General. Holders of record of the Series A Preferred Stock, as such, will have no voting rights, except as required by law or as specifically set forth in this Certificate of Designation, including as may be set forth in the Purchase Agreement and incorporated by reference into this Certificate of Designation. On any matter on which Holders are entitled to vote, such Holders will be entitled to one vote per share of Series A Preferred Stock.

6.02           Special Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, unless the Corporation has received the affirmative vote or consent, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders, of the Required Holders, the Corporation may not take any of the actions set forth in the section titled “Protective Provisions” of Annex A to the Purchase Agreement (such section of the Purchase Agreement is hereby incorporated by reference and is referred to as the “Protective Provisions”).

6.03           Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law.

Section 7.         Miscellaneous.

7.01           Exclusion of Other Rights. Except as may otherwise be required by law, the Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation, inclusive of those voting powers, preferences and relative, participating, option or other special rights set forth in the Purchase Agreement and incorporated herein by reference.

7.02           Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date on which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

7.03           Transfer Agent, Registrar, and Paying Agent. The Corporation shall maintain in the United States an office or agency where Series A Preferred Shares may be surrendered for payment (including upon redemption), registration of transfer, or exchange. The initial duly appointed Transfer Agent, Registrar and Paying Agent for the Series A Preferred Shares shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Paying Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Paying Agent, as the case may be; provided, however, that if the Corporation removes a Transfer Agent, Registrar or Payment Agent, the Corporation shall appoint a successor transfer agent, registrar or paying agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders.

7.04           Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any Series A Preferred Shares as the true and lawful owner thereof for all purposes.

7.05           Notices. The Corporation shall send all notices or communications to Holders of the Series A Preferred Shares pursuant to this Certificate of Designation in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the register for the Series A Preferred Shares.

7.06           No Preemptive or Conversion Rights. The Series A Preferred Shares will not be convertible into or exchangeable for any other securities or property, and the Holders will not be entitled to any preemptive or similar rights.

7.07           Severability. If any portion of this Certificate of Designation shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Certificate of Designation, which shall continue in all respects valid and enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned this 28th day of December, 2022.

AMERICAN PUBLIC EDUCATION, INC.

By:
Name: Richard W. Sunderland, Jr.
Title: Executive Vice President and Chief Financial Officer

1

Exhibit B

Disclosure Schedule

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

2

Annex A

(a)                Protective Provisions. For so long as any Series A Preferred Shares are outstanding, the prior vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (the “Required Holders”) shall be required for the following, including any such actions effected pursuant to or as a result of a merger, consolidation or business combination:

(i)                the incurrence of any Indebtedness (excluding up to $20,000,000 of Revolving Loans and Letters of Credit under the Credit Agreement incurred in compliance with the conditions to incurrence thereof set forth in the Credit Agreement, without any waiver, amendment, modification or postponement of such conditions) by the Corporation or any Subsidiary if such incurrence would cause the Total Net Leverage Ratio, on a pro forma basis as of the date of incurrence, to exceed 0.75:1.00;

(ii)               the authorization and/or issuance by the Corporation of any Capital Stock which is senior to or pari passu with the Series A Preferred Shares with respect to distributions, redemption or liquidation (including the issuance of additional Series A Preferred Shares);

(iii)             the authorization and/or issuance or sale of any Capital Stock of any Subsidiary of the Corporation, other than issuances of Junior Securities pursuant to clause (a)(iv)(i) below to the Corporation or a wholly-owned Restricted Subsidiary of the Corporation;

(iv)             the payment of any dividend or distribution on or in respect of the Capital Stock of the Corporation (other than the Series A Preferred Stock) or any Subsidiary of the Corporation to the holders of such Capital Stock in their capacity as such, other than (i) a dividend payable to the Corporation or any of its wholly-owned Restricted Subsidiaries solely in Junior Securities of, or in options, warrants or right to subscribe for or purchase, Junior Securities, or (ii) distributions payable in the ordinary course of business for tax distributions, or ministerial and administrative costs and expenses directly attributable to the ownership of its Restricted Subsidiaries and the maintenance of the good standing of its Restricted Subsidiaries;

(v)               the purchase, redemption or other acquisition or retirement for value by the Corporation or any of its Subsidiaries of Capital Stock of the Corporation or any of its Subsidiaries other than (x) Series A Preferred Stock and (y) common Capital Stock of the Corporation in an aggregate amount of up to $30,000,000 (the “Equity Buyback Basket”); provided such repurchase, redemption or payment described in this clause (a)(v)(y) is made in accordance with the terms and conditions set forth in Section 6.07(a)(v) of the Credit Agreement; provided, further, that the Equity Buyback Basket shall be immediately reduced to zero ($0) upon the occurrence of a Default (as defined in the Certificate of Designation) and shall remain at zero ($0) until such Default has been cured to the satisfaction of the Required Holders;

(vi)             the making of any other Restricted Payment by the Corporation, or the making of any other Restricted Payment, directly or indirectly, by any Subsidiary of the Corporation, or any other joint venture or other Person in which the Corporation or any of its Subsidiaries has a direct or indirect ownership interest and which joint venture or other Person is controlled by the Corporation or Subsidiary (other than to the Corporation or its wholly-owned Restricted Subsidiaries);

(vii)            the entering into by the Corporation or any Subsidiary of any transaction, agreement or arrangement with any Affiliate of the Corporation, other than (A) transactions between or among the Corporation or any wholly owned Restricted Subsidiary or any entity that becomes a wholly owned Restricted Subsidiary as a result of such transaction and (B) ordinary course transactions that are on fair and reasonable terms as favorable to the Corporation or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(viii)           making any material change to the nature of the business of the Corporation and its Subsidiaries, taken as a whole; provided that the Corporation or any Subsidiary may engage in (A) the business engaged in by the Corporation or any Subsidiary on the Issue Date, and (B) such other lines of business as may be consented to by the Required Holders;

(ix)              the commencement or the voluntary taking of any other action to cause a Voluntary Insolvency Event;

(x)               the amendment, modification or waiver of the Credit Agreement or any of the other Loan Documents, or the amendment, modification or waiver of the certificate of incorporation, by-laws, or other organizational documents, in each case, that has an adverse effect on the Holders in their capacity as holders of the Series A Preferred Stock; provided, however, that the amendments to the Corporation’s by-laws set forth in Annex A-1 shall not be deemed adverse to the Investors;

(xi)              the amendment, modification or waiver of the Certificate of Designation; or

(xii)             the taking of any act or omission that would result in failure of the Corporation to comply with its obligations under Article 5 of the Credit Agreement (other than Sections 5.01(a), 5.01(b), 5.03, 5.07 (solely with respect to the requirement that each of the Corporation’s insurance policies name the Collateral Agent (as defined in the Credit Agreement) as additional insured, mortgagee or loss payee, as applicable), 5.08 (solely with respect to inspection rights of the Administrative Agent (as defined in the Credit Agreement) or any Lender (as defined in the Credit Agreement) under such section relating to Collateral), 5.11, 5.12, 5.13, 5.14, and 5.17) or Article 6 of the Credit Agreement (other than Sections 6.03(b), 6.08, and 6.11), in each case, treating the Corporation in the same manner as the “Borrower” thereunder but giving effect to all baskets, thresholds, limitations, and qualifications set forth therein, including any applicable cure or grace periods set forth in Article 7 (as in effect on the Issue Date); it being understood that (A) any numerical threshold or basket set forth in or incorporated by reference into such covenants shall be deemed to be increased by 15% for the purposes of this paragraph and (B) any incurrence basket based on the calculation of a financial ratio shall be deemed recalculated assuming that Consolidated EBITDA for the relevant measurement period is equal to 115% of actual Consolidated EBITDA for such measurement period. In the event that the Credit Agreement is refinanced or replaced and is no longer in force and effect, this paragraph (xii) shall be deemed automatically revised to refer to any affirmative and negative covenant of such refinanced or replacement financing that is the most senior in nature, if any, corresponding to the applicable provision of the Credit Agreement referred to in the immediately preceding sentence, and subject to the cushions described in clauses (A) and (B) of the immediately preceding sentence. Upon any such refinancing and replacement, the Required Holders and the Corporation shall work in good faith to amend this paragraph (xii) to reflect such deemed revision (it being agreed that no such amendment is required to effect such deemed revision, which shall be automatic, and that any such amendment shall be entered into only to clarify the obligations hereunder). It is agreed that the remedies of the Holders for violation of this paragraph (xii) by the Corporation shall be limited to those specifically enumerated in the Certificate of Designation, the right to sue for monetary damages, and any specific performance and other equitable remedies available to the Holders;

provided that nothing in this clause (a) shall (x) prohibit or limit the ability of any Loan Party (as defined in the Credit Agreement) to create, incur, assume or suffer to exist any Lien (as defined in the Credit Agreement) upon any of their respective properties or revenues for the benefit of the Secured Parties (as defined in the Credit Agreement) with respect to the Secured Obligations (as defined in the Credit Agreement) or under the Loan Documents (as defined in the Credit Agreement) or (y) prohibit or otherwise restrict the ability of any Restricted Subsidiary to (A) make Restricted Payments or pay any Indebtedness (as defined in the Credit Agreement) owed to the Corporation or any of its Restricted Subsidiaries, (B) make loans or advances to the Corporation or any of its Restricted Subsidiaries, (C) transfer any of its properties or assets to the Corporation or any Subsidiary Loan Party (as defined in the Credit Agreement) or (D) act as a Guarantor (as defined under the Credit Agreement) and pledge its assets pursuant to the Loan Documents.

(b)                Financial Statements. For so long as any Series A Preferred Shares are outstanding, the Corporation will (a) in the event the Corporation does not publicly and timely file such financial information with the Securities and Exchange Commission, furnish to the Holders: (i) consolidated quarterly financial statements not more than forty-five (45) days after the end of each fiscal quarter, (ii) audited consolidated annual financial statements (including an opinion containing no material exceptions or qualifications) within one hundred and twenty (120) days of fiscal year end and (iii) at the option of each Investor (if so requested by such Investor) within sixty (60) days after the end of each fiscal year of the Corporation, an annual budget approved by the board of directors of the Corporation; and (b) promptly furnish (i) reports to be provided to lenders under the Credit Agreement and other customary financial information and reports as reasonably requested by the Investors and (ii) tax information necessary for each Investor’s tax filings.

(c)                Corporation and its subsidiaries. So long as any Series A Preferred Shares are outstanding, (i) the Corporation will solely form, own and acquire entities that are wholly-owned domestic subsidiaries of the Corporation, (ii) each subsidiary of the Corporation (the “Parent Subsidiary”) will solely form, own or acquire entities that are wholly-owned domestic subsidiaries of such Parent Subsidiary, (iii) neither the Corporation nor any subsidiary thereof will permit any of their respective subsidiaries to become entities that are not wholly-owned domestic subsidiaries of the Corporation (other than pursuant to a sale of 100% of the equity interests of such subsidiary to an entity that is not an affiliate of the Corporation and that is otherwise permitted under the Credit Agreement, the proceeds of which are contributed to the Corporation and/or its Restricted Subsidiaries) and (iv) neither the Corporation nor any subsidiary thereof will be a party to, or have any ownership interest in, any joint venture or similar arrangement; provided, however, that notwithstanding anything to the contrary in this clause (c), the Corporation and its subsidiaries shall be permitted (x) to have Passive Equity Investments outstanding on the Issue Date and set forth in Section 2.1 of the Disclosure Schedule and (y) Passive Equity Investments made after the Issue Date, in an amount not to exceed, for so long as any Series A Preferred Shares are outstanding, $10,000,000 in the aggregate for all such Passive Equity Investment described in clause (y) of this proviso.

(d)                Capitalized Terms used in this Annex A shall have the meanings ascribed to such terms the Purchase Agreement, unless otherwise indicated.

(e)                Subject to the foregoing clause (d), for purposes of this Annex A, the following terms shall have the following meanings:

(i)            “Affiliate” means, of any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

(ii)           “Capital Stock” means: (a) in the case of a corporation, corporate stock, and (b) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and including any debt securities convertible into or warrants, options or rights to acquire Capital Stock, whether or not such debt securities, warrants, options or rights include any right of participation with Capital Stock and (c) any synthetic equity rights or rights to payment based on the value of or other reference to the Capital Stock of a corporation, partnership or limited liability company.

(iii)          “Consolidated Net Income” has the meaning set forth in “Unadjusted EBITDA”.

(iv)          “Group Member” has the meaning set forth in “Unadjusted EBITDA”.

(v)           “Holders” means the holders of outstanding Series A Preferred Shares as they appear in the records of the Corporation.

(vi)         “Indebtedness” has the meaning set forth in the Credit Agreement, but shall also include, for the avoidance of doubt, any obligations of the Corporation or its Subsidiaries consisting of Disqualified Equity Interests (as defined in the Credit Agreement) or other preferred equity.

(vii)         “Insolvency Event” means (i) any Voluntary Insolvency Event and (ii) any case, proceeding or other action that would constitute an Event of Default pursuant to Section 7.01(h) of the Credit Agreement (or other analogous provision in the Credit Agreement) treating the Corporation in the same manner as the “Borrower” thereunder.

(viii)        “Issue Date” means December 28, 2022.

(ix)          “Junior Securities” shall have the meaning set forth in the Certificate of Designation.

(x)           “Letter of Credit” has the meaning set forth in the Credit Agreement.

(xi)          “Lien” has the meaning set forth in the Credit Agreement.

(xii)         “Loan Documents” has the meaning set forth in the Credit Agreement.

(xiii)        “Loan Parties” has the meaning set forth in the Credit Agreement.

(xiv)        “Passive Equity Investment” means an Investment by the Corporation otherwise permitted by the Credit Agreement constituting a passive equity investment in a corporation or a limited liability company (the “Passive Investment Target”), so long as (i) the Corporation (together with its subsidiaries and affiliates) does not acquire or own more than (A) 25% of the equity interests (on a fully-diluted basis) of a Passive Investment Target acquired or owned as of the Issue Date and set forth in Section 2.1 of the Disclosure Schedule or (B) 20% of the equity interests (on a fully-diluted basis) of a Passive Investment Target acquired or owned after the Issue Date and (ii) none of the Corporation, its subsidiaries or its affiliates has any active participation in the business of such Passive Investment Target; provided that, if solely due to action by the investee over which the Corporation has no control, the Corporation’s ownership of a Passive Investment Target exceeds 25%, the Corporation shall have 60 days to divest any such equity interests in excess of 25% before constituting a Default; and provided further that any customary nonvoting board observer rights of the Corporation relating to a Passive Investment Target acquired or owned as of the Issue Date and set forth in Section 2.1 of the Disclosure Schedule shall not cause such Passive Investment Target to fail to be deemed a Passive Equity Investment.

(xv)         “Permitted Investment” has the meaning set forth in the Credit Agreement.

(xvi)        “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or any other entity.

(xvii)      “Restricted Payment” shall have the meaning set forth in the Credit Agreement treating the Corporation in the same manner as the “Borrower” thereunder.

(xviii)      “Restricted Subsidiaries” has the meaning set forth in the Credit Agreement.

(xix)         “Revolving Loan” has the meaning set forth in the Credit Agreement.

(xx)         “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding Voting Stock or other ownership interests.

(xxi)         “Test Period” means, as of any date of determination, the period of four (4) consecutive fiscal quarters of the Corporation then last ended as of such time for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 5.01.

(xxii)        “Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of the Corporation and its Subsidiaries as of such date minus Unrestricted Cash as of such date to (b) Unadjusted EBITDA for the most recently completed Test Period.

(xxiii)       “Unadjusted EBITDA” means, for any period, with respect to the Corporation or any wholly-owned Restricted Subsidiary thereof (the Corporation and such wholly-owned Restricted Subsidiaries, the “Group Members” and each, a “Group Member”), an amount equal to, without duplication: (a) the consolidated net income (or deficit) of the Group Members determined in accordance with GAAP (“Consolidated Net Income”), plus (b) depreciation and amortization (to the extent deducted in the computation of Consolidated Net Income for such period), all in accordance with GAAP, plus (c) interest expense for such period (to the extent deducted in the computation of Consolidated Net Income), plus (d) provisions for taxes for based on income for such period (to the extent deducted in the computation of Consolidated Net Income), plus (e) non-cash impairment expenses of such Group Member for such period.

(xxiv)      “Unrestricted Cash” shall mean an amount equal to (a) unrestricted cash and cash equivalents of the Loan Parties that are subject to no liens or control arrangements other than those imposed by the Loan Documents as in effect on the Issue Date, minus (b) the sum of (i) $50,000,000, (ii) 50% of the aggregate principal amount of any Revolving Loans outstanding and (iii) the amount (if positive) by which the total amount of Series A Preferred Stock issued on the Issue Date exceeds $30,000,000.

(xxv)       “Voluntary Insolvency Event” means any case, proceeding or other action that would constitute an Event of Default pursuant to Section 7.01(i) of the Credit Agreement treating the Corporation in the same manner as the “Borrower” thereunder.

(xxvi)      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors or equivalent governing body of such Person.

Annex A-1

Bylaws Amendments

1.	Any bylaws amendment relating to the inspection of books and records by stockholders of the Company;
2.	Any bylaws amendment relating to the establishment of (i) an exclusive forum for derivative claims, claims of breach of fiduciary duty and other claims arising under the Delaware General Corporate Law, the certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery and/or (ii) an exclusive forum for claims under the Securities Act of 1933, as amended;
3.	Any bylaws amendment (i) relating to the universal proxy rules enacted by the Securities and Exchange Commission; (ii) requiring stockholder notices to contain the information required by the universal proxy rules; (iii) requiring evidence of compliance with the universal proxy rules; and/or (iv) stipulating that failure to comply with the universal proxy rules or to provide evidence of compliance, or notification of an intent to no longer solicit proxies, will render universal proxy nominations null and void;
4.	Any bylaws amendment relating to stockholder proposals;
5.	Any bylaws amendment relating to the establishment of the record date for stockholder meetings and adjournments;
6.	Any bylaws amendment relating to the conduct of stockholder meetings, including removal of the stockholder list being available at the meeting, providing that meeting attendance waives notice and removing limitations on when a share is considered present for quorum purposes;
7.	Any bylaws amendment made to comply with the requirements of the DGCL or to adopt provisions permitted by the DGCL; and
8.	For so long as holders of Class A Senior Preferred Stock are not entitled to vote for the election of directors of the Company, any amendment to the bylaws relating to the nomination of candidates for election as directors or relating to vacancies on the board of directors.

A-1-1